PROSPECTUS SUPPLEMENT No. 2	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated October 13, 2016)	Registration No. 333-213451

NioCorp Developments Ltd.

10,062,201 COMMON SHARES

This prospectus supplement No. 2 supplements the prospectus dated October 13, 2016 (the “Prospectus”) of NioCorp Developments Ltd. (the “Company”), which is part of a registration statement on Form S-1 (File No. 333-213451) filed with the United States Securities and Exchange Commission relating to the resale of securities by the selling securityholders as described therein.

The Prospectus to the resale or other disposition from time to time by certain selling security holders as further described in the Prospectus, of up to an aggregate of 10,062,201 common shares (the “Common Shares”) of the Company acquirable upon exercise of common share purchase warrants and options of the Company that were issued by the Company to such selling security holders in private transactions.

This prospectus supplement includes information to update the selling securityholders table in the Prospectus to reflect certain transfers of warrants to purchase shares of our common stock. This prospectus supplement is incorporated by reference into the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, as supplemented to date, and this prospectus supplement is qualified by reference to the Prospectus, as supplemented to date, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus with respect to the securities described above, including any amendments or supplements thereto.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THE PROSPECTUS DATED OCTOBER 13, 2016 AND IN OUR MOST RECENT FILINGS MADE WITH THE SEC INCORPORATED BY REFERENCE THEREIN, INCLUDING OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2016, BEFORE YOU MAKE AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 12, 2016

SELLING SECURITYHOLDERS

The following information is provided to update the selling securityholder table in the Prospectus to reflect transfers of warrants to purchase shares of our common stock. We may amend or supplement the information in this prospectus supplement from time to time in the future to update or change the information with respect to the selling securityholders.

As of November 30, 2016 we had 185,053,394 common shares issued and outstanding.

On November 4, 2016, Mark A. Smith transferred on a private offering basis 500,000 common share purchase warrants to Elysee Development Corp. On November 8, 2016, Mark A. Smith transferred on a private offering basis 103,000 common share purchase warrants to Lind Asset Management IV, LLC. The table below reflects a decrease of 603,000 common shares issuable upon exercise of the common share purchase warrants previously registered and offered by Mark A. Smith and the addition of: (i) 500,000 common shares issued issued upon exercise of the same common share purchase warrants now registered to be sold by Elysee Development Corp. and (ii) 103,000 common shares issued issuable upon exercise of the same common share purchase warrants now registered to be sold by Lind Asset Management IV, LLC. The number of common shares registered under the Registration Statement remains unchanged at 10,062,201 common shares.

Name	Number of Common Shares Beneficially Owned Prior to this Offering (1)	Number of Common Shares Offered Hereby (2)	Number of Common Shares after Offering	Beneficial Ownership After This Offering(1)
Mark A Smith (3)	19,560,445	720,730	18,839,715	10.18%
Lind Asset Management IV, LLC (4)	4,812,838	103,000	4,709,838	2.55%
Elysee Development Corp. (5)	705,500	500,000	205,500	*

* Less than 1%.

(1)	This table is based upon information supplied by the selling stockholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling stockholders named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 185,053,394 shares outstanding on November 30, 2016, adjusted as required by rules promulgated by the SEC.

(2)	The Common Shares issuable upon the exercise of warrants covered by this prospectus consist of those warrants secured through participation in our recent financing. Each unit resulting from the November 2014 Private Placement consisted of one Common Share of the Company and one Common Share purchase warrant (a “2014 Warrant”). Each 2014 Warrant is exercisable and entitles the holder to acquire one Common Share of the Company at a price of C$0.65 until November 10, 2016.

(3)	Mark A Smith has voting and investment power over the common shares. The jurisdiction of the selling security holder is the United States. Beneficial ownership includes 18,770,445 common shares, 115,000 common shares issuable upon the exercise of warrants at C$0.75, 300,000 common shares issuable upon exercise of options at C$0.80 per common share and 375,000 common shares issuable upon exercise of options at C$0.62 per share. There are being registered for sale hereunder 720,730 common shares issued upon exercise of 2014 warrants. Of the 4,132,232 shares of common stock issuable upon exercise of 2014 warrants originally registered for sale by Mr. Smith, 720,730 remain registered for resale by Mr. Smith, 603,000 were transferred pursuant to the transfer of the 2014 warrants prior to exercise and 2,808,502 were subject to exercise of the 2014 warrants which expired unexercised on November 10, 2016. Mr. Smith is the Company’s Chief Executive Officer and a director of the Company.
(4)	Jeff Easton at Lind Asset Management IV, LLC has sole voting and investment power over the common shares. The jurisdiction of the selling security holder is the United States. Beneficial ownership includes: (a) 606,359 common shares, including 103,000 common shares upon exercise of 2014 Warrants acquired from Mark. A. Smith and being offered under this prospectus, (b) 3,125,000 common shares issuable upon exercise of warrants and (c) 1,081,479 common shares acquirable upon conversion of convertible notes of the Company. The number of common shares acquirable upon conversion of the convertible notes is calculated based on the maximum conversion amount of US$550,000 in absence of certain conversion events not currently in effect convertible within 60 days of December 9, 2016, converted into C$724,020 based on the noon exchange rate on December 9, 2016 of US$1 to C$1.3164 as reported by the Bank of Canada, and a conversion price of C$0.6695 per share equal to 85% of the VWAP per Share (in Canadian dollars) for the five (5) consecutive trading days immediately prior to December 9, 2016. Lind Asset Management IV, LLC is not a broker or dealer or affiliated with a broker or dealer.
(5)	Stuart Rogers at Elysee Development Corp. has sole voting and investment power over the Common Shares. The jurisdiction of the selling security holder is Canada. Beneficial ownership includes: 705,500 common shares, including 500,000 common shares issued upon exercise of 2014 Warrants acquired upon transfer from Mark A. Smith and being offered under this prospectus. Elysee Development Corp. is not a broker or dealer or affiliated with a broker or dealer.